Exhibit 3.1

Profit Corporation

Articles of Incorporation

I.	The name of the profit corporation is:

PALISADES HOLDING CORP. INC.

II.	The name and physical address of the registered agent of the profit corporation is:

Registered Agents Inc.

30 N Gould St Ste R

Sheridan, WY 82801

III.	The mailing address of the profit corporation is:

P.O.Box 6630

Woodland Hills, California 91365

IV.	The principal office address of the profit corporation is:

18351 Eddy Street B

18351 Eddy Street B

Northridge, CA 91325

V.	The number, par value, and class of shares the profit corporation will have the authority to issue are:

Number of Common Shares:	500,000,000	Common Par Value:	$0.0010
Number of Preferred Shares:	10,000,000	Preferred Par Value:	$0.0010

VI.	The name and address of each incorporator is as follows:

Orie Rechtman

P.O.Box 6630

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VII.	Additional Article:

ARTICLES OF INCORPORATION

OF

PALISADES HOLDING CORP. INC.

The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby form a Corporation for profit under:

ARTICLE 1 – NAME

The name of the Corporation is PALISADES HOLDING CORP. INC. (hereinafter, the “Corporation”).

ARTICLE 2 – PURPOSE OF CORPORATION

The purpose for which the corporation is organized as:

(a) To engage, without limitation, in any lawful activity for which corporations may be organized under the Laws of the State of Wyoming, County of Sheridan. (b) To do such acts in pursuit of its general purposes as are not forbidden by the laws of the State of Wyoming, as now in force or hereafter may be in force, including, but not limited to, the following:

(1)	To sue, be sued, complain, and defend in its corporate name;

(2)	To have a corporate seal which may be altered at will, and to use it, or a facsimile of it,

VIII.	Additional Article:

(2)   To have a corporate seal which may be altered at will, and to use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

(3)   To make and amend bylaws, not inconsistent with its articles of incorporation or with the laws of this state, for managing the business and regulating the affairs of the corporation;

(4)   To purchase, receive, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal with real or personal property or any legal or equitable interest in property, wherever located;

(5)   To sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

IX.	Additional Article:

(10)  To conduct its business, locate offices, and exercise the powers granted by this chapter within or without this state;

(11)   To elect directors and appoint officers, employees, and agents of the corporation, define their duties, fix their compensation, and lend them money and credit;

(12)  To pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans, and benefit or incentive plans for any or all of its current or former directors, officers, employees, and agents;

e $0.001, of which the Corporation shall have the authority to issue 500,000,000 shares.

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X.	Additional Article:

(13)  To make donations for the public welfare or for charitable, scientific, or educational purposes;

XI.	Additional Article:

(14)  To transact any lawful business that will aid governmental policy;

(15)  To provide insurance for its benefit on the life or physical or mental ability of any of its directors, officers, or employees or any other person whose death or physical or mental disability might cause financial loss to the corporation; or, pursuant to any contractual arrangement with any shareholder concerning the reacquisition of shares owned by him at his death or disability, on the life or physical or mental ability of that shareholder,for the purpose of carrying out such contractual arrangement; or, pursuant to any contract obligating the corporation, as part of compensation arrangements, or pursuant to any contract obligating the corporation as guarantor or surety, on the life of the principal obligor, and for these purposes the corporation is deemed to have an insurable interest in such persons; and

XII.	Additional Article:

(16)  To make payments or donations or do any other act not inconsistent with law that furthers the business and affairs of the corporation.

ARTICLE 3 – PRINCIPAL OFFICE

The address of the principal office of this Corporation is 18351 Eddy St. Suite B, Northridge, CA 91325.

ARTICLE 4 – INCORPORATOR

The name and street address of the incorporator of this Corporation is: Orie Rechtman, 18351 Eddy St. Suite B, Northridge, CA 91325.

ARTICLE 5 – CORPORATE CAPITALIZATION

The Corporation is authorized to issue two classes of stock:

1. Common Stock- One class of stock shall be common stock, par value $0.001, of which the Corporation shall have the authority to issue 500,000,000 shares.

XIII.	Additional Article:

a.Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.

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XIV.	Additional Article:

2. Preferred Stock-The second class of stock shall be preferred stock, par value $0.001, of which the Corporation shall have the authority to issue 10,000,000 shares.

The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or here rafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitation, if any, as may be set forth in the bylaws of the Corporation.

XV.	Additional Article:

ARTICLE 6 – SHAREHOLDERS’ RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement of containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 7 – POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 8 – TERM OF EXISTENCE

This Corporation shall have perpetual existence.

XVI.	Additional Article:

ARTICLE 9 – REGISTERED OWNER(s)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 10 – REGISTERED AGENT/ADDRESS

The name and address of the registered agent of this Corporation is Registered Agents, Inc. located at 30 N Gould St., Suite R, Sheridan, WY 82801

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XVII.	Additional Article:

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 12 – AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statue of the State of Wyoming, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

XVIII	Additional Article:

ARTICLE 13 – INDEMNIFICATION

The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors.

XIX.	Additional Article:

The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding.

XX.	Additional Article:

The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law. All references in these Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in these Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner.

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XXI.	Additional Article:

If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in these Articles of Incorporation to “director”, “officer”, “employee”, and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

IN WITNESS, WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Wyoming this 22nd day of July 2022.

Signature: /s/ Orie Rechtman	Date: 07/31/2021

Printe Nme: Orie Rechtman

Title: President

Email: orie@4service.com

Daytime Phone #: (818) 465-1295

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I am the person whose signature appears on the filing; that I am authorized to file these documents on behalf of the business entity to which they pertain; and that the information I am submitting is true and correct to the best of my knowledge. I am filing in accordance with the provisions of the Wyoming Business Corporation Act, (W.S. 17 - 16 - 101 through 1716 - 1804) and Registered Offices and Agents Act (W.S. 17 - 28 - 101 through 17 - 28 - 111). I understand that the information submitted electronically by me will be used to generate Articles of Incorporation that will be filed with the Wyoming Secretary of State. I intend and agree that the electronic submission of the information set forth herein constitutes my signature for this filing. I have conducted the appropriate name searches to ensure compliance with W.S. 17 - 16 - 401. I affirm, under penalty of perjury, that I have received actual, express permission from each of the following incorporators to add them to this business filing: Orie Rechtman I consent on behalf of the business entity to accept electronic service of process at the email address provided with Article IV, Principal Office Address, under the circumstances specified in W.S. 17 - 28 - 104(e). Notice Regarding False Filings: Filing a false document could result in criminal penalty and prosecution pursuant to W.S. 6 - 5 - 308. W.S. 6 - 5 - 308. Penalty for filing false document. (a) A person commits a felony punishable by imprisonment for not more than two (2) years, a fine of not more than two thousand dollars ($2,000.00), or both, if he files with the secretary of state and willfully or knowingly: (i) Falsifies, conceals or covers up by any trick, scheme or device a material fact; (ii) Makes any materially false, fictitious or fraudulent statement or representation; or (iii) Makes or uses any false writing or document knowing the same to contain any materiallyfalse, fictitious or fraudulent statement or entry. I acknowledge having read W.S. 6 - 5 - 308. Filer is: An Individual An Organization Filer Information: By submitting this form I agree and accept this electronic filing as legal submission of my Articles of Incorporation. Signature: Orie Rechtman Date: 07/23/2021 Print Name: Orie Rechtman Title: President Email: orie@4service.com Wyoming Secretary of State Herschler Bldg East, Ste.100 & 101 Cheyenne, WY 82002 - 0020 Ph. 307 - 777 - 7311 Page 1 of 3

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Daytime Phone #: (818) 465-1295

Secretary of State

Wyoming Secretary of State
Herschler Bldg East, Ste.100 & 101

Cheyenne, WY 82002-0020
Ph. 307-777-7311

Consent to Appointment by Registered Agent

Registered Agents Inc., whose registered office is located at **30 N Gould St Ste R, Sheridan, WY 82801**, voluntarily consented to serve as the registered agent for **PALISADES HOLDING CORP. INC.** and has certified they are in compliance with the requirements of W.S. 1728-101 through W.S. 17-28-111.

I have obtained a signed and dated statement by the registered agent in which they voluntarily consent to appointment for this entity.

Signature: Orie Rechtman   Date: **07/23/2021**

Print Name: **Orie Rechtman**

Title: **President**

Email: **orie@4service.com**

Daytime Phone #: **(818) 465-1295**

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STATE OF WYOMING Office of the Secretary of State I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled. CERTIFICATE OF INCORPORATION PALISADES HOLDING CORP. INC. I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 23rd day of July , 2021 at 2:22 PM. Remainder intentionally left blank. Filed Date: 07/23/2021 Secretary of State Filed Online By : Orie Rechtman on 07 / 23 / 2021 Page 3 of 3

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